Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES SUCCESSION PLAN FOR CHIEF FINANCIAL OFFICER POSITION

GRAND RAPIDS, Mich., Aug. 26, 2019 — Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that Stephen Erickson has been hired as the organization’s new Chief Financial Officer, commencing Feb. 1, 2020.  Previously, IBCP announced on June 27, 2019, that Robert Shuster, the current Executive Vice President and Chief Financial Officer of the Corporation and the Bank, had notified the organization of his intention to retire on Jan. 31, 2020.  Beginning on Sept. 23, 2019, Mr. Erickson will serve the organization as its Executive Vice President and Treasurer and will succeed Mr. Shuster following his retirement on Jan. 31, 2020.

Since Mar. 2018, Mr. Erickson has served as the Chief Financial Officer of Midland States Bancorp, Inc. (“Midland”), a nearly $6.0 billion bank holding company, located in Effingham, Illinois.  He joined Midland in 2012 in connection with its acquisition of EnablePay Direct, Inc., a New York based merchant services company of which he was co-founder and President. Prior to becoming the Chief Financial Officer, Mr. Erickson served as Midland’s Director of Mergers and Acquisitions from 2015 to 2018, and as President of Midland’s Merchant Services division from 2012 to 2015. Before founding EnablePay Direct, Inc., Mr. Erickson served as Chief Financial Officer of EVO Merchant Services, Inc., He also held the positions of Vice President of Investment Banking – Financial Services, at Bear Stearns & Co. (1999 to 2003), Senior Accounting Officer at Goldman Sachs & Co. (1995 to 1997), and Senior Associate at Coopers & Lybrand, LLP where he began his career in 1993. Mr. Erickson holds B.S. and M.S. in Accounting degrees from the University of Illinois (Champaign) and an M.B.A. from New York University, Stern School of Business.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, insurance and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.